Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement Nos. 333-227321, 333-253151 and 333-272556 on Form S-8 No. 333-238870 on Form S-4 and Registration Statement Nos. 333-256149, 333-271182, 333-287774 and 333-295905 on Form S-3 of KLX Energy Services Holdings, Inc. of our report dated August 6, 2026, with respect to the consolidated balance sheets of Wolfpack Energy Services, LLC of December 31, 2025 and 2024 and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, included in this Current Report on Form 8-K/A dated August 12, 2026.

/s/ Weaver & Tidwell L.L.P.

Houston, Texas
August 12, 2026